Contact:
Tasha White Workstream, Inc. 1-866-953-8800, investorrelations@workstreaminc.com

Workstream Regains NASDAQ Capital Market Compliance

Maitland, FL , January 5, 2007 - Workstream Inc. (NASDAQ - WSTM), a provider of On-Demand Human Capital Management software, today announced today that it has regained compliance with NASDAQ rules relating to the minimum bid price of common stock. The Company was notified on November 13, 2006 that it had failed to maintain a minimum bid price of $1.00 over the preceding 30 consecutive trading days as required by NASDAQ Marketplace Rule 4310©(4).

Since then, the closing bid price of the Company’s common stock has been at $1.00 per shares or greater for at least 10 consecutive business days. Accordingly, the Company has regained compliance with Marketplace Rule 4310©(4) and this matter is now closed.”

About Workstream

Workstream provides on-demand Human Capital Management solutions and services that help companies manage their entire employee lifecycle - from recruitment to retirement. Workstream’s TalentCenter provides a unified view of all Workstream products and services including Recruitment, Benefits, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With nine offices across North America, Workstream services customers including Chevron, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, Samsung, Sony Music Canada, VISA and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.